AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to Transfer Agency and Service Agreement is entered into as of September 14, 2022 (the “Amendment”), by and between Advisers Investment Trust, a statutory trust organized under the laws of the state of Delaware (the “Trust”), acting on its own behalf and on behalf of each of its series managed by State Farm Investment Management Corp., listed in Schedule A to the Transfer Agency Agreement (as defined below), and The Northern Trust Company, an Illinois corporation (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent are party to a Transfer Agency and Service Agreement, dated as of December 9, 2020 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Transfer Agency Agreement”), wherein the Transfer Agent agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Transfer Agency Agreement, effective as of the date hereof, the Trust and the Transfer Agent wish to make certain amendments to the Transfer Agency Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Transfer Agency Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)	The Table of Contents to the Transfer Agency Agreement is hereby amended as of the date hereof by deleting the reference to “Schedule E Internet Account Management Services”.

(b)	Section 12.1 of the Transfer Agency Agreement is hereby amended as of the date hereof by replacing such section with the following:

12.1    Term. The initial term of this Agreement (the “Initial Term”) shall be two (2) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Unless a party gives written notice to the other party sixty (60) days before the expiration of the Initial Term or any Renewal Term (as hereinafter defined), this Agreement will renew automatically from year to year (each such year-to-year renewal term a “Renewal Term”), subject to annual review by the Board of Trustees. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (as hereinafter defined). The notification requirements herein shall not apply to a termination for cause, which shall be governed by the provisions of Section 12.7 below.

(c)	Section 14.1 of the Transfer Agency Agreement is hereby amended as of the date hereof by replacing such section with the following:

14.1    The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of the Transfer Agent or an unaffiliated third party; provided, however, that if the subcontractor is providing transfer agency services that require being registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, such subcontractor is duly registered as such; provided, further that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of its affiliates as it is for its own acts and omissions. With regard to print/mail services or other services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all

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information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to the Trust or any affiliated party of the Trust for any act or failure to act by such outside vendor except where the Transfer Agent’s negligent acts or omissions were the proximate cause of such vendor’s non-performance.

3.        GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.        MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.        EFFECT OF AMENDMENT. All other terms and conditions set forth in the Transfer Agency Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Trust and the Transfer Agent has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/Kelly Reed-Clare
Name:	Kelly Reed-Clare
Title:	Vice President

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